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                                                                     EXHIBIT 5.1


                             Vinson & Elkins L.L.P.
                                Attorneys at Law
                               1001 Fannin Street
(713) 758-2222               Houston, TX 77002-6760               (713) 758-2346


                              December 10, 1998


Seagull Energy Corporation
1700 First City Tower
Houston, Texas 77002

        Re: Seagull Energy Corporation (the "Company") -- Registration Statement on Form S-4, (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act")

Ladies and Gentlemen:

        We have acted as counsel to the Company in connection with the preparation of the Company's Registration Statement filed by the Company with the Securities and Exchange Commission pursuant to the Act, which Registration Statement relates to (i) certain shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), and (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), which may be issued in accordance with the Agreement and Plan of Merger, as amended (the "Merger Agreement") dated as of November 24, 1998, by and between the Company and Ocean Energy, Inc. ("Ocean"), whereby Ocean will merge with and into Seagull by means of the merger described therein (the "Merger"). In such connection, we are passing on certain legal matters in connection with the foregoing issuances of Common Stock and Preferred Stock by the Company. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

        In connection with rendering this opinion, we have examined certain corporate records of the Company, including its Articles of Incorporation, its Bylaws, and certain resolutions of the Board of Directors of the Company. We have also examined the Registration Statement, together with the exhibits thereto, and such certificates of officers of the Company, instruments, records and other documents as we have deemed necessary or appropriate for the purposes of this opinion. As to factual matters, we have relied on certificates of certain public officials and officers of the Company. We have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

        Based upon the foregoing examination and review, we are of the opinion that when the conditions to the Merger set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under the Act) and the Merger has been effected in



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accordance therewith, (i) the shares of Common Stock issued in exchange for shares of common stock of Ocean pursuant to the Merger Agreement will be validly issued, fully paid and non-assessable shares of Common Stock, and (ii) when the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, including the adoption of a statement establishing the relative rights and preferences of such Preferred Stock and the filing of such statement with the Secretary of State of the State of Texas, the shares of Preferred Stock issued in exchange for shares of preferred stock of Ocean pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.


                                  Very truly yours,

                                  VINSON & ELKINS L.L.P.